EXHIBIT 10.1

ECHOSTAR CORPORATION

EXECUTIVE OFFICER BONUS INCENTIVE PLAN

Purpose

This EchoStar Corporation Executive Officer Bonus Incentive Plan (“the Plan”) is intended to promote the success of EchoStar Corporation (together with its subsidiaries, the “Company”) by providing performance-oriented incentives to motivate the Company’s executive officers whose decisions and performance have significant impact on the success of the Company and reward them for superior managerial performance and successful growth of the Company.

Definitions

For purposes of this Plan:

“Award” means a cash bonus payable pursuant to the terms of this Plan.

“Committee” means the Executive Compensation Committee of the Board of Directors of the Company.

“Participants” means those executive officers of the Company or any of its subsidiaries who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as the Committee may determine and designate from time to time to be eligible for Awards under this Plan.

“Payout Target” shall mean a mean a target Award amount denominated in dollars established and determined by the Committee for each Participant for each Plan Year pursuant to this Plan.

“Performance Metric(s)” shall mean one or a combination of more than one of the operational, financial and/or strategic performance criteria set forth on Exhibit A to this Plan, in all cases as determined and established by the Committee for the Company and/or one or more of the Company’s business segments for each Participant and each Plan Year.

“Plan Year” means each then applicable fiscal year of the Company beginning with and including fiscal year 2016.

Participants

For each Plan Year, the Committee shall designate and determine the Participants eligible to receive Awards under this Plan for such Plan Year.

Performance Metrics

The Committee shall determine and establish the applicable Payout Target and Performance Metrics for determining and earning Awards under this Plan for each Participant for each Plan Year. The Payout Targets and Performance Metrics for each Plan Year shall be determined by the Committee and communicated to each Participant after the annual budgeting process for such Plan Year is complete. The Committee hereby authorizes the Company’s Chief Executive Officer in his sole discretion to adjust the Payout Target for any Participant (other than the Chief Executive Officer or the Chairman of the Company, if such persons are Participants) in any Plan Year by up to 20% (either up or down) from the Payout Target established and determined by the Committee; provided, however, this shall not otherwise affect or override the authority of the Committee to determine Performance Metric(s), determine

EchoStar Executive Officer Bonus Incentive Plan (May 2016)

whether and to what extent each Performance Metric for each Plan Year has or has not been met and to make and determine actual Awards under this Plan.

For each Participant for each Plan Year, twenty-five percent (25%) of the Payout Target for each Participant shall be based on the Company’s achievement of the applicable Company-wide Performance Metric(s) for such Plan Year, and the remaining seventy-five percent (75%) of the Payout Target for each Participant shall be based on the achievement by one or more of the Company’s business segment(s) of the applicable business segment Performance Metric(s) for the applicable Plan Year, all as established and determined by the Committee. Performance Metrics for any Participant for any Plan Year may be adjusted at the discretion of the Committee from time to time.

The Committee shall determine whether and to what extent each Performance Metric for each Plan Year has or has not been met.

Payment of Awards

Awards under this Plan shall be determined by the Committee based on achievement of the applicable Performance Metrics using a sliding scale with different payout percentages based on different levels of achievement of the applicable Performance Metrics for each Participant and each Plan Year. Individual Awards may range between zero and such amount equal to or exceeding 100% of a Participant’s Payout Target as determined by the Committee for each Participant for each Plan Year.

Payments of Awards under this Plan will be made 100% in cash in U.S. dollars less any applicable tax withholdings. It is the Company’s intention to pay Awards under this Plan for each Plan Year as soon as reasonably practicable after filing of the Company’s audited financial statements for the applicable Plan Year with the Securities and Exchange Commission.

Limitations

Notwithstanding any other provision of this Plan or the achievement of any Payout Target or Performance Metric(s), the payment of any Award under this Plan will be subject to (i) the Company’s performance, liquidity, available cash and/or future cash needs as determined by the Committee, (ii) the discretion of the Committee regarding establishment, measurement, interpretation and/or achievement of Performance Metrics and Payout Targets, and (iii) approval by the Committee.

All determinations, designations, decisions or interpretations of or pursuant to this Plan shall be made by the Committee in its sole discretion and shall be binding on the Company and Participants.

Notwithstanding anything in this Plan to the contrary or otherwise, any Award paid or payable pursuant to this Plan to any Participant which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, shall be subject to such deductions, clawback and/or recovery, including by means of repayment by the applicable Participant and/or withholding of future wages, as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement.

EchoStar Executive Officer Bonus Incentive Plan (May 2016)

Eligibility and Forfeiture of Awards

A Participant must be employed by the Company or its subsidiaries (i) for at least six months during the applicable Plan Year for each Award, and (ii) on the date the Award is paid under this Plan. Any Participant not meeting either of these criteria for any reason (e.g., separation of service for any reason) forfeits any and all rights to any Awards earned or otherwise due under this Plan without further action and without payment of consideration therefor. Notwithstanding any other provision of this Plan, if a Participant dies or becomes disabled as determined under the Company’s applicable long term disability plan, any Awards under this Plan for the Plan Year for such Participant that would have been payable had such Participant not died or become disabled shall not subject to forfeiture and shall become payable on a prorated basis on the normal schedule to the Participant or Participants' beneficiaries.

No Employment Rights

Nothing contained in this Plan shall be construed as a contract of employment or compensation between the Company or any of its subsidiaries or affiliates and any Participant, as a right of any Participant to receive any Award under this Plan or to be continued in the employment of the Company or any of its subsidiaries or affiliates, or as a limitation of the right of the Company or any of its subsidiaries or affiliates to discharge, terminate, suspend or otherwise discipline any Participant or any of its other employees, with our without cause, reason or notice at any time.

In the event of any conflict between this Plan and the terms of any employment agreement between any Participant and the Company or any of its subsidiaries, the terms of such employment agreement shall govern.

Effective Date

This Plan was approved and adopted by the Committee effective as of May 4, 2016.

EchoStar Executive Officer Bonus Incentive Plan (May 2016)

EXHIBIT A
PERFORMANCE CRITERIA

Subscribers, subscriber service and subscriber satisfaction:  customers; subscribers; total subscribers; gross subscriber additions; net subscriber additions; subscriber quality; churn subscribers; average subscriber life; ratings; retention; churn rate; viewership; or similar criteria.

Employees and employment activities:  attrition; retention; satisfaction; ethics compliance; management effectiveness; workforce diversity; individual executive performance; or similar criteria.

Revenues, expenses and earnings:  revenues; sales; net revenues; operating costs and expenses; overhead costs; costs of revenues; costs of sales; broadcast programming and other costs; subscriber service expenses; broadcast operations expense; selling, general and administrative expense; subscriber acquisition costs; upgrade and retention costs; general and administrative expenses; depreciation and amortization; operating profit; operating results; operating income; adjusted operating income; operating earnings; operating profit before depreciation and amortization; interest income; interest expense; other income and expense; other net income from continuing operations; earnings from continuing operations; income from continuing operations before income taxes and minority interests; income tax expense; minority interests in net earnings of subsidiaries; income from continuing operations before cumulative effect of accounting changes; income from discontinued operations; cumulative effect of accounting changes; net income; adjusted net income; basic or diluted earnings or loss per common share for income or loss from continuing operations before cumulative effect of accounting changes, for income or loss from discontinued operations (net of taxes), for cumulative effect of accounting changes (net of taxes), or for net income or loss; dividends paid; EBITDA; adjusted EBITDA; or similar criteria.

Financial metrics:  cash; cash on hand; cash balance; cash equivalents; cash and cash equivalents; cash and short term investments; cash flow; operating cash flows; adjusted operating cash flows; cash from operations; investing cash flows; financing cash flows; free cash flow; free cash flow before net cash paid for interest and taxes; cash flow before or after operating activities, investing activities, financing activities or discontinued operations; capital expenditures; cash paid for property, equipment, satellites, and/or leased set top receivers; proceeds from dispositions of businesses, assets, or other investments; average revenue per unit (ARPU); unit acquisition costs (SAC) per gross unit addition; average cost per unit (ACPU); average margin per unit (AMPU); pre-SAC margin; operating profit margin; operating margin; profit margin; net income margin; equipment margin, bad debt percentage; earnings per share; adjusted earnings per share; return on assets; adjusted return on assets; return on average assets; return in excess of cost of capital; return on equity; return on net assets; return on investment; return on net investment; return on average equity; adjusted return on equity; cash flow return on investment (discounted or otherwise); cash flow return on capital; cash flow in excess of cost of capital; cash flow return on tangible capital; contribution margin; debt to capital ratio; debt to equity ratio; net present value; internal rate of return; profit in excess of cost of capital; return on capital; return on net or average assets, equity or capital; return on shareholders’ equity; return on invested capital; return on investors’ capital; return on operating revenue; return on total capital; risk-adjusted return on capital; total equity ratio; total shareholder return; cost of goods sold; accounts receivable; unit sales; or similar criteria.

Stock price:  share price; share price growth or appreciation; share price growth or appreciation in comparison with industry or market indices; shareholder value; shareholder value growth or appreciation; total market capitalization; total market capitalization growth or appreciation; total market value; total market value growth or appreciation; or similar criteria.

EchoStar Executive Officer Bonus Incentive Plan (May 2016)

Other performance measures:  acquisitions or divestitures of subsidiaries, affiliates and joint ventures; control of expenses; corporate values; economic value added (EVA); environment; facilities utilization; implementation or completion of critical projects; installations; market expansion; market penetration; market share; number of channels broadcast in standard and/or high definition on a national and/or local basis; network upgrades; operating performance; penetration rates; installation and service work order completion; closed, rescheduled or similar performance or productivity rates; number of service calls; availability rates; hardware recovery; hardware refurbishment or redeployment; hardware performance; average subscriber service phone call times; number of subscriber service phone calls received; service level; performance relative to budget, forecast or market expectations; performance standards relevant to our business, product or service; regulatory compliance; safety; shareholder value added; strategic business criteria based on meeting specified product development, strategic partnering, research and development, market penetration or geographic business expansion goals; value added; website visits; website advertising; intellectual property (e.g., patents); satellite utilization; licensing objectives; satellite readiness; satellite launch; operational readiness; uplink time; other business segment measures or activities; or similar criteria.

EchoStar Executive Officer Bonus Incentive Plan (May 2016)